Cascade Financial
CORPORATION

March 4, 2011

Dear Cascade Shareholders, Customers, and Employees,

As you are undoubtedly aware, the persistent economic recession has severely impacted Washington State, and specifically the Snohomish County area. Cascade Bank has not been immune to such forces. Despite tremendous effort, and showing recent signs of improvement in our business, we have found it difficult to increase our capital ratios to the levels required by the Consent Order we entered into with the FDIC in July 2010. Our Board of Directors and management have been carefully considering all of our options to substantially increase Cascade's capital base in an effort to comply with our regulatory order and remain competitive. These options included potential capital infusions from private investors and financial institutions, strategic combinations and private equity transactions.

After carefully considering all of our options, while recognizing our fiduciary duty to shareholders, the current capital market conditions and the significant amount of capital required to meet regulatory ratios, it became clear that a merger with Opus Bank represented the best solution for our shareholders, customers, and employees. On March 4, 2011, Cascade Financial Corporation (NASDAQ: CASB), parent company of Cascade Bank, announced that Cascade Financial Corporation, Cascade Bank and Opus Bank, entered into a definitive agreement for Opus Bank to acquire Cascade Financial Corporation and Cascade Bank, and merge Cascade Bank into Opus Bank.

Opus Bank's vision of building a high quality, relationship-based community bank is consistent with Cascade's vision, and its plans to grow through a strong super regional banking franchise should enable Cascade to continue serving our customers and community with a much stronger capital base and resources, with increased lending capacity. As a stronger community bank, we will also be able to provide a wider selection of products and services to our customers. Like Cascade, Opus Bank is a true community bank, operating 5 branches in California with total assets of $700 million. We share many strategic and cultural goals with Opus Bank and by joining forces we will be able to continue to serve our communities and support the economy of the State of Washington.

According to the terms of the agreement, Opus Bank will pay approximately $16.25 million to retire Cascade's $39 million in preferred stock and associated warrants issued to the United States Department of the Treasury under the Treasury's Capital Purchase Program, and $5.5 million in cash to the holders of Cascade's common stock. The purchase price for Cascade's common stock represents approximately $0.45 cash per share outstanding.

The definitive agreement was unanimously approved by the Boards of Directors of Cascade Financial Corporation and Cascade Bank and is subject to the approval of Cascade Financial Corporation shareholders, the approval of federal and state regulatory authorities, and other customary conditions. We will be reaching out to our shareholders shortly with more information about a special meeting to be held in May at which time all shareholders will have the opportunity to approve the merger.

We are very excited about this new chapter for community banking in Washington State and thank you for your continued confidence and support.

Sincerely,

Carol K. Nelson
President and CEO

2828 Colby Avenue, Everett WA 98201
Service Center 800-326-8787 | cascadebank.com | NASDAQ: CASB